Exhibit 99.1

NEWS RELEASE	August 12, 2008

Second Quarter, 2008 Financials Conference Call Speech

*As presented by Dan O’Brien, President and CEO, on August 15th , 2008.*

Welcome to the FSI conference call for Q2, 2008. I will begin with the financial results:

This record 2nd quarter follows an even larger record 1st quarter and together they made the best first half FSI has ever attained. Increased revenue combined with careful cost controls gave us excellent results.
  Sales increased to $2.92 million, up 36%, compared to sales of $2.14 million in Q2, 07.
  Sales for the 6 months were $6.4 million, up 45% from $4.4 million in the first half of 2007.
  Net income for Q2 increased to $348 thousand from a loss of $70 thousand. By shares, Q2 had a profit of 2 cents up from a loss of 1.
  Net income for the 6 months increased to $658 thousand from a loss of $95 thousand in 07. First half 08 had a 5 cent per share profit compared to a 1 cent loss in the 07 period.
  Operating cash flow in the first half increased 214% to 1.38 million from 440 thousand. The details of how to reconcile operating cash flow with GAAP accounting are shown in our news releases and SEC filings; we subtract depreciation, option expenses and capital expenses for building the new factory that are arbitrarily assigned to operations by GAAP.
We are very pleased to report that the net loss of last year has become a net profit in 2008. We are even more pleased with the dramatic increase in cash flow that will allow us to increase inventory to meet higher sales, increase research and accelerate sales efforts to ensure higher revenue and improved products for the future.

I would like to speak about individual divisions and projects.

Biomass Factory: The plant is scheduled to begin operations in late 2008 and will de-link our NCS division from oil prices and allow us to maintain margins, reduce currency risk and position our products as renewable resource based. Most of the equipment has arrived on site and all of it has been ordered. We are on schedule and on budget.

Swimming pool division: Sales were up slightly in the 3 and 6-month periods. We are satisfied that the change of personnel in the division last year was a correct decision and we believe that flat sales in a falling economy and very poor real estate market is a good result compared to many pool product companies. We are putting plans in place to begin increasing revenue next year.

Watersavr: Q2 saw a few very small sales. However, interest in Australia is increasing now that the drought has returned and we are advancing in Asia and several Mediterranean countries. The disappointment is the US. Our initiative is stalled by the slowness of Los Angeles water department personnel to obtain a permit for a trial from state lands. The permit plus a successful trial would lead to a contract to treat Owens Lake in CA and allow us to market effectively to the other water starved areas of the South and Southwest. We are applying all the pressure we can to the situation and expect to prevail eventually.

Watersavr BTI: Our mosquito control product formula has been finalized and is going through more EPA approval. Concurrently, the methods of production scale-up are being designed and tested. We are not able to comment further at this time.

NanoChem division: Oil field: Sales were up in this market area in volume and total revenue. After the end of the quarter our sales team officially introduced our new, higher temperature polyaspartates and versions that can be detected in oil streams to aid operations. Our oilfield service customers are now able to assess our improved products for fields that are not feasible with our standard products.

Detergent: Sales to small formulators grew to accommodate increased interest in “green” products. Our major project to sell to one of the 4 majors in the field is progressing but needs trial production from our sugar based factory to start the next step which is confirmation that sugar based polyaspartic acid is equivalent to the oil based material.

Agriculture: The increase in fertilizer and crop prices had positive effects on sales to growers and distributors. Sales were up substantially from a small base and management is focusing on deciding how to derive a significant long term benefit from this market. We have rebranded our house product to “X10D” from Amisorb and opened a dedicated website at www.extendyourcrop.com to educate growers on the extra profit available when X10D is added to regular fertilizer programs. In addition, X10D was sold direct to growers in several new areas of the US and Canada. The results of the 2008 growing season should allow us to increase direct sales substantially in 09. The 350 million acres of NAFTA cropland that could use up to 14 dollars of X10D per acre are a fertile market that we want a larger share of.

To conclude, we are confident that we are allocating resources correctly, that our decision to build the Alberta plant was right and necessary and that we are well placed to increase sales and profits both short and long term. We feel that the second half of the year will be strong compared to the same period in 2007 and note that our first 2 quarters of 2008 had revenue only 1 million less than full year 2007.

About Flexible Solutions International
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavr, the world’s first commercially viable water evaporation retardant.  WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and, further results in reduced indoor humidity. The Company’s Ecosavr product targets the residential swimming pool market. The Company’s Nanochem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA

Company Contacts

Jason Bloom
Tel:  250.477.9969
Toll Free:  800.661.3560
Fax: 250.477.9912
Email: info@flexiblesolutions.com

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